UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)      July 31, 2004

PYRAMID BREWERIES, INC.

(Exact name of registrant as specified in its charter)

Washington	0-27116	91-1258355

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

91 SOUTH ROYAL BROUGHAM WAY
SEATTLE, WA 98134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 206-682-8322

Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements and Exhibits
SIGNATURE
EXHIBIT 99.1

Item 2. Acquisition or Disposition of Assets

     Effective at 11:59 p.m. on July 31, 2004, Pyramid Breweries Inc. (the “Company”) completed its purchase from Portland Brewing Company (“PBC”) of certain assets associated with PBC’s brewery and alehouse operations. Per the asset purchase agreement, the Company acquired PBC’s brewery and alehouse assets for total consideration of approximately $4.2 million, consisting of a combination of assumed liabilities, cash and common stock issued by the Company (including common stock issued in exchange for certain liabilities assumed by the Company as part of the purchase price). The purchase price was determined through negotiations between the Company and PBC. The final purchase price may be adjusted to account for various post-closing inventory and accounting matters. As a result, $250,000 of the purchase price was held back pending finalization of any post-closing purchase price adjustment. In addition, $150,000 of the consideration paid in the transaction has been placed in escrow to satisfy PBC’s liability for breaches of representations and warranties or covenants in the asset purchase agreement. The Company used cash on hand and proceeds of a draw on the Company’s revolving line of credit to pay the cash portion of the purchase price.

     The physical assets purchased in the transaction include all the brewing and alehouse operating equipment used to manufacture the Portland beer brand products and third party brands made under contract and equipment used in PBC’s alehouse/restaurant operations. The Company intends to use the purchased assets for substantially the same purposes for which PBC used such assets.

     The terms of the transaction also include a 5-year earn out which may result in additional payments to PBC based on sales of Portland Brewing brands and certain contract production during the earn-out period.

Item 7. Financial Statements and Exhibits

     Financial statement requirements related to the acquisition described in Item 2 will be provided within 60 days of this filing.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2004.	PYRAMID BREWERIES INC.
	By:	/s/ James K. Hilger
James K. Hilger, Vice President and
Chief Financial Officer

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PYRAMID BREWERIES INC.

FORM 8-K

INDEX TO EXHIBITS

Exhibit	Description

99.1	Press Release dated August 2, 2004 of Pyramid Breweries Inc.

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